Exhibit 14.6

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of
California Steel Industries, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form F-3 (File Nos. 333-110867; 333-10867-01) of Companhia Vale do Rio Doce (CVRD) and Vale Overseas Limited (Vale Overseas) of our report dated January 17, 2003, with respect to the consolidated statements of operations, stockholders’ equity and cash flows of California Steel Industries, Inc. and subsidiary for the year ended December 31, 2002, which report appears in the Annual Report on Form 20-F of CVRD and Vale Overseas for the year ended December 31, 2004.

Costa Mesa, California
May 31, 2005

/s/ KPMG LLP

KPMG LLP